Exhibit 10
Execution Version
Confidential

Second Amendment to Coal Purchase and Sale Agreement

     This Second Amendment to Coal Purchase and Sale Agreement (“Amendment”) is entered into this 19 day of November, 2004, by and between Indiantown Cogeneration, L.P., a Delaware limited partnership (“Buyer”) and Massey Coal Sales Company, Inc., a Virginia corporation (“Seller”) (Buyer and Seller collectively, the “Parties”).

     WHEREAS, Buyer and Seller are parties to the Coal Purchase and Sale Agreement dated February 5, 2003, as amended by the First Amendment to Coal Purchase and Sale Agreement dated August 21, 2003 (“Agreement”);

     WHEREAS, Buyer and Seller desire to amend certain provisions of the Agreement regarding Contract Quantity, Contract Price, the Contract Price reopener, and other provisions, as specified herein;

     NOW, THEREFORE, for and in consideration of the premises and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Any capitalized term not defined herein shall have the meaning set forth in the Agreement.

2. This Amendment shall be effective as of September 1, 2004 (the “Second Amendment Effective Date”), provided that, Buyer’s lenders and independent engineer consent to Buyer entering into this Amendment (to the extent such consent is required under Buyer’s agreements with its lenders), provided further that, if the Buyer’s lenders and independent engineer do not consent (if so required) on or before January 15, 2005, this Amendment shall be deemed null and void.

3. Section 3.1(a) shall be deleted in its entirety and replaced with the following:

Except as set forth in Sections 3.1(a)(i) and (ii) below, during the Agreement Term Seller agrees to sell and cause to be delivered to Buyer, pursuant to Orders sent by Buyer to Seller in accordance with Section 3.2, and Buyer agrees to purchase and accept from and pay Seller for, Coal in an amount to meet Buyer’s coal requirements for the Facility (the “Contract Quantity”). Buyer has no obligation to purchase any minimum quantity of coal hereunder, and Seller shall not be obligated to supply more than 110,000 Tons of Coal per month and 1,200,000 Tons of Coal per calendar year during the Agreement Term (“Maximum Quantity”). If Buyer requires more than the Maximum Quantity or to the extent Seller fails to deliver any Coal, Buyer may purchase such amount of coal from any third party or Affiliate. Buyer shall have the right to use fuels other than Coal as it deems necessary for its operations. Notwithstanding the foregoing:

(i)	For the period September 1, 2004 through December 31, 2004, Seller shall supply 100% of Buyer’s coal requirements for the Facility; and

(ii)	for the period of January 1, 2005 through December 31, 2007, Seller shall supply Coal to Buyer in such amounts to be at least eighty-five percent (85.0%) of the solid fuel burned by the Facility, as measured on a semi-annual basis (“Actual Burn”).

On or before each June 15 and December 15 during the period between January 1, 2005 and December 31, 2007, Buyer shall notify Seller of the amount of solid fuel Buyer estimates the Facility will burn during the following six (6) month period (July through December or January through June, as the case may be) (“Estimation Period”). Promptly after each July 1 and December 31 during the term hereof, Buyer shall determine the Actual Burn during the immediately preceding Estimation Period. If Seller delivered to Buyer less Coal than the Actual Burn during the Estimation Period, Seller shall deliver the difference between the Actual Burn and the amount of Coal delivered by Seller during such Estimation Period within the following Estimation Period according to a mutually agreeable schedule between the Parties, in addition to any amounts Seller is required to deliver during such Estimation Period, provided that, after the final Estimation Period ending December 31, 2007, Seller shall deliver any such shortfall according to a mutually agreeable schedule within sixty (60) days of December 31, 2007. If Seller delivered to Buyer more than the Actual Burn during the immediately preceding Estimation Period, Seller may reduce the amount of Coal delivered during the following Estimation Period by the amount of such overage, provided that, Seller shall not change any existing Orders or scheduled Shipments, and, provided further that, after the final Estimation Period ending December 31, 2007, no delivery adjustments shall be made for any overage. Nothing in this Section shall relieve Seller from its obligations to make scheduled deliveries or its liabilities pursuant to Section 10.4 should it fail to perform.

For any quantity of solid fuel above eight-five percent (85%) of Buyer’s Actual Burn, Buyer may request that Seller provide a written offer to supply coal to Buyer. Seller shall respond promptly in writing to Buyer within at least three (3) Business Days of receipt of Buyer’s request to provide an offer to supply Buyer’s coal at a certain price or decline to provide an offer. If Buyer accepts Seller’s offer, Seller shall supply coal according to the terms and conditions of this Agreement, notwithstanding any limitations in this Section 3.1(a).

4.	Section 3.1(d)(i) shall be deleted in its entirety and replaced with the following:

The price per Ton for Coal delivered by Seller from September 1, 2004 up to and including December 31, 2007 (and any deliveries made thereafter that were scheduled to be delivered or were otherwise to be delivered by Seller up to and including December 31, 2007) to the Delivery Point shall be $47.00 per Ton FOB Big Sandy adjusted for coal quality pursuant to Article 5; such price shall be inclusive of all New Taxes in effect as of September 1, 2004, and for any New Taxes subsequent to September 1, 2004, whether such New Taxes cause an increase or decrease in costs, the provisions of Section 3.6 shall apply. For deliveries after December 31, 2007, or at such other earlier time as the Parties shall mutually agree in writing, the Contract Price shall be determined pursuant to Section 3.1(d)(ii).

5.	Section 3.1(d)(ii) shall be deleted in its entirety and replaced with the following:

On or before April 1, 2007, either Party may give notice to the other Party to begin negotiations to revise the Contract Price, Contract Quantity, quality, and other financial terms for deliveries subsequent to December 31, 2007, and an appropriate adjustment mechanism to reflect the then-market price of Coal of which the market price shall be determined by mutual agreement of the Parties. The Parties shall meet within ten (10) days following the receipt of the notice to begin negotiations. If the Parties have not agreed on such terms by June 1, 2007, each Party shall within ten (10) days send a written notice to the other Party appointing a senior executive to attempt to resolve the matter. The executives shall confer in person or by telephone within ten (10) days of the Parties’ receipt of notice of their appointment in an attempt to agree on such new terms. In any event, if the Parties have not agreed on such new terms by July 1, 2007, either Party may terminate this Agreement with ten (10) days’ written notice, and such termination shall be effective as of December 31, 2007; provided that, the Parties shall remain obligated to perform any obligation arising prior to such termination pursuant to the terms of this Agreement.

6.	Section 3.2 shall be deleted in its entirety and replaced with the following:

Scheduling. On or before the fifteenth (15th) day of each month beginning with the month preceding the month when the first delivery of Coal is required hereunder, Buyer shall give to Seller an order (“Order”) setting forth the number of Shipments of Coal to be delivered by Seller in the following month and Shipments within such month are to be in approximately equal weekly Shipments. Buyer may increase or decrease the number of Shipments of Coal to be delivered during any week by notifying Seller at least seven (7) days in advance of the beginning of such week, but the total number of Shipments during any week shall not exceed five (5), unless mutually agreed to by the Parties. The specific date of loading of each train shall be mutually agreed upon by Seller and Buyer at least (5) days before the beginning of each week. Subject to seasonal variations, fuel requirements, and operations of the Facility, Buyer will submit Orders for Shipments of Coal in substantially equal numbers of Shipments each month. Notwithstanding anything to the contrary herein, none of these provisions shall restrict the Parties’ ability to agree on any make-up deliveries or Buyer’s rights to require replacement deliveries pursuant to the terms of this Agreement. Buyer shall provide written notice of planned outages at the Facility.

7.	Section 3.3(c) shall be deleted in its entirety and replaced with the following:

Transportation Penalties. If a Party is charged for any demurrage costs attributable to the other Party’s failure to timely and appropriately load or unload the Coal in accordance with the terms of this Agreement or the timing and tonnage requirements of the applicable Transportation Specification, and, if such failure is not due to Force Majeure or failure of the charged Party’s transportation carrier, such other Party shall promptly reimburse the charged Party for such actual charges, if such charges are usual and customary, after written notice thereof; provided, however, Seller shall not be responsible for any dead freight charges if Seller loads railroad cars to ninety-five (95%) percent of rated capacity when using non-batch weighing loading system or to ninety-eight (98%) percent of rated capacity when using batch weighing loading systems. Notwithstanding anything to the contrary herein, Seller shall reimburse Buyer for any other damages or penalties incurred during the loadout of the Coal caused by Seller’s actions or inaction. Upon request by either Buyer or Seller, such Transportation Specifications shall be made available for review by the requesting Party, provided that the disclosing Party shall not be required to disclose pricing information. The requesting Party shall sign an appropriate confidentiality agreement if requested by the disclosing Party. Seller shall be liable for any damage incurred form overloading or improperly loading railcars.

8.	The third and fourth sentences of Section 7.1(a) of the Agreement shall be deleted in its entirety and replaced with the following:

Within ten (10) days after receipt of the Final Invoice (or if such day is not a Business Day, the immediately following Business Day), the receiving Party shall pay, by wire transfer in immediately available United States funds, the undisputed amount set forth on such Final Invoice along with the necessary information enabling reconciliation to the relevant Shipment to the applicable payment address provided in Exhibit C. In addition, no later than the tenth (10th) day of the month following each Shipment, either Party, by email or facsimile, shall send the other Party an invoice for any quality adjustments, transportation penalties or demurrage charges Seller owes Buyer, any damages owed by Buyer or Seller, as the case may be, or any other billing adjustments. The Party owing such adjustments shall pay the other Party no later than ten (10) days after receipt of invoice (or if such day is not a Business Day, the immediately following Business Day).

9.	Article 15 shall be amended as follows:

(a)	After the definition for “AAR Scale Handbook” and before the definition for “‘Adequate Assurances’” the following shall be inserted: “Actual Burn” shall have the meaning set forth in Section 3.1(a);” and

(b)	After the definition for “Effective Date” and before the definition for “Event of Default” the following shall be inserted: “‘Estimation Period’” shall have the meaning set forth in Section 3.1(a).”

10.	Within ten (10) days following the Second Amendment Effective Date (or if the day is not a Business Day, the immediately following Business Day), Buyer shall pay Seller an amount equal to (i) the number of Tons delivered to Buyer after September 1, 2004 for which Buyer was invoiced at the previous Contract Price of $33.00 per Ton; multiplied by (ii) $14. Such amount shall be subject to quality adjustments, as set forth in the Agreement, for any Coal included in the calculation set forth in the preceding sentence.

11.	To the extent that any language contained in this Amendment conflicts with any language of the Agreement, this Amendment shall control.

12.	This Amendment may be executed in any number of parts, each of which shall be an original and all of which, together with the Agreement, shall constitute a single instrument.

13.	This Amendment contains the entire agreement of the Parties with regard to the subject matter set forth herein, and supercedes all prior and contemporaneous negotiations, understandings and agreements between the Parties, written or oral, relating to such subject matter. No amendment or modification hereto shall be effective unless set forth in writing and executed by both Parties.

14.	This Amendment and the rights and duties of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

15.	Except as specifically modified herein, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized corporate officers as of the date set forth in the preamble hereto.

MASSEY COAL SALES COMPANY, INC.
By:	\s\ TOM DOUGHERTY
Name:	Tom Dougherty
Title:	Vice President
INDIANTOWN COGENERATION, L.P.
By:	\s\ F. JOSEPH FEYDER
Name:	F. Joseph Feyder
Title:	Vice President

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